As filed with the Securities and Exchange Commission on May 11, 2011

Registration No. 333-138794

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALBERTO-CULVER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	20-5196741
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2006 Shareholder Value Incentive Plan

2006 Stock Option Plan for Non-Employee Directors

Alberto-Culver 401(k) Savings Plan

Deferred Compensation Plan for Non-Employee Directors

Employee Stock Option Plan of 2006

Management Bonus Plan

Management Incentive Plan

(Full Title of the Plans)

2525 Armitage Avenue

Melrose Park, Illinois 60161

(708) 450-3000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Gary P. Schmidt

Senior Vice President, General Counsel and Secretary

Alberto-Culver Company

2525 Armitage Avenue

Melrose Park, Illinois 60160

(708) 450-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1, filed by Alberto-Culver Company, a Delaware corporation (the “Company”), relates to the Company’s Registration Statement on Form S-8 (File No. 333-138794) (the “Registration Statement”), which was filed with the Commission on November 17, 2006, pertaining to the registration of 24,300,000 shares of common stock of the Company pursuant to the following plans:

2006 Shareholder Value Incentive Plan

2006 Stock Option Plan for Non-Employee Directors

Alberto-Culver 401(k) Savings Plan

Deferred Compensation Plan for Non-Employee Directors

Employee Stock Option Plan of 2006

Management Bonus Plan

Management Incentive Plan

On May 10, 2011, pursuant to the Agreement and Plan of Merger, dated as of September 27, 2010, among Unilever N.V., a Netherlands corporation, solely with respect to Section 5.10 thereof, Unilever PLC, a company incorporated under the laws of and registered in England, solely with respect to Section 5.10 thereof, Conopco, Inc., a New York corporation (“Parent”), ACE Merger, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company, as amended by Amendment No. 1, dated as of November 29, 2010 (the “Merger Agreement”), Merger Sub merged with and into the Company, with the Company continuing as the surviving corporation and as a wholly owned subsidiary of Parent (the “Merger”). Pursuant to the terms of the Merger Agreement, upon the completion of the Merger (such time of completion, the “Effective Time”), each share of the Company’s common stock (other than shares owned by Parent, Merger Sub or the Company or with respect to which appraisal rights have been properly exercised) was cancelled and converted into the right to receive $37.50 in cash, without interest and less applicable withholding taxes.

In connection with the transactions contemplated by the Merger Agreement, and in accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes and withdraws from registration all securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof, including the common stock which remains unsold as of the Effective Time.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Melrose Park, State of Illinois, on May 10, 2011.

ALBERTO-CULVER COMPANY

By:	/s/ David Schwartz
David Schwartz

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/s/ Paul McMahon	Director	May 10, 2011
Paul McMahon

/s/ David Schwartz	Director	May 10, 2011
David Schwartz

/s/ Ronald M. Soiefer	Director	May 10, 2011
Ronald M. Soiefer

/s/ Ralph J. Nicoletti	Executive Vice President and Chief Financial Officer	May 10, 2011
Ralph J. Nicoletti	(Principal Financial and Accounting Officer)

/s/ V. James Marino	President and Chief Executive Officer	May 10, 2011
V. James Marino	(Principal Executive Officer)